Exhibit 99.1

            United Bankshares, Inc. Announces Increase In
               Earnings for the First Quarter of 2003

    PARKERSBURG, W.Va.--(BUSINESS WIRE)--April 17, 2003--United Bankshares, Inc. (NASDAQ: UBSI), today reported diluted earnings per share of 53(cents) for the first quarter of 2003, which represented a 6% increase from diluted earnings per share of 50(cents) for first quarter of 2002. United generated net income of $22.5 million for the first quarter of 2003, an increase of 3% above the $21.8 million earned in the first quarter of 2002.
    First quarter of 2003 results produced a return on average assets of 1.60% and a return on average equity of 16.67%, as compared to 1.61% and 17.19%, respectively, for the first quarter of 2002. These financial performance ratios are indicative of United's earnings strength as United continues to compare favorably to regional banking companies.
    Growth in noninterest income was largely responsible for the increased net earnings for the first quarter of 2003 above last year's first quarter results. Noninterest income, excluding security transactions, for the first quarter of 2003 increased $6.5 million or 40% from the first quarter of 2002 driven primarily by increased mortgage banking activity. Also contributing to the rise in noninterest income were fees from deposit services, which increased $966 thousand or 14% for the first quarter of 2003 as compared to the first quarter of 2002. On a linked-quarter basis, noninterest income, excluding security transactions, was relatively flat due to decreases in deposit services and other income, which offset an increase in mortgage banking income.
    Income from mortgage banking operations increased $5.5 million or 86% from the first quarter of 2002 as lower interest rates favorably impacted mortgage refinancing and home purchasing. Mortgage loans sold in the secondary market during the first quarter of 2003 increased $469.1 million or 72% from the first quarter of 2002 while loan originations increased $513.3 million or 101% when compared to the first quarter of 2002. Mortgage loans sold in the secondary market during the first quarter of 2003 increased $115.2 million or 11% while loans originated for sale declined $49.5 million or 5% from the fourth quarter of 2002.
    United realized a net gain of $866 thousand from security transactions in the first quarter of 2003 as compared to a net losses of $304 thousand in the first quarter of 2002 and $1.3 million in the fourth quarter of 2002. Included in the security transactions' totals for the respective quarters of 2003 and 2002 are recognized charges of $35 thousand, $325 thousand and $1.6 million related to an other-than-temporary decline in the fair value of retained interests in securitized assets as of March 31, 2003, March 31, 2002 and December 31, 2002, respectively. The decline in the value of these available for sale securities was the result of an increase in the level of prepayment and default activity during the time periods, which negatively effected the valuation of those securities to varying degrees during the respective periods.
    Noninterest expense increased $5.5 million or 17% for the first quarter of 2003 as compared to the prior year's first quarter primarily due to increased employee salaries and benefits related to the additional volume at the mortgage banking operations. On a linked-quarter basis, noninterest expense for the first quarter of 2003 declined $1.0 million or 3% from the fourth quarter of 2002 due mainly to a lower level of net occupancy and general operating expenses. United's efficiency ratio did increase for the first quarter of 2003 mostly the result of a compressing margin. However, the efficiency ratio of 50.6% still compares favorably to peer group banking companies.
    As is the case with many financial institutions, United continues to experience compression in its net interest margin. Assets are repricing at historically low levels with little flexibility for a corresponding decrease in rates paid on interest-bearing liabilities while a weak economy and an uncertain geopolitical climate are hindering loan growth. Tax-equivalent net interest income for the first quarter of 2003 was $50.2 million, a decrease of $3.3 million or 6% from the first quarter of 2002. The net interest margin for the first quarter 2003 was 3.76%, a 40 basis points decline from the first quarter of 2002's net interest margin of 4.16%. On a linked quarter basis, tax-equivalent net interest income decreased $3.6 million or 7% while the net interest margin decreased 20 basis points from 3.96% in the fourth quarter of 2002.
    Although sluggish economic conditions caused an increase in nonperforming loans during the first quarter of 2003, United's credit quality continues to compare favorably with national peer averages. At March 31, 2003, nonperforming loans were $16.6 million or 0.47% of loans, net of unearned income compared to $15.4 million or 0.43% of loans, net of unearned income at December 31, 2002. Net charge-offs were $1.9 million for the first quarter of 2003, a slight increase from $1.7 million for the first quarter of 2002 but down from $2.2 million for the fourth quarter of 2002. For the quarter ended March 31, 2003, the provision for loan losses was $1.5 million as compared to $2.2 million for both the first quarter and fourth quarter of 2002. As of March 31, 2003, the allowance for loan losses was $47.0 million or 1.34% of loans, net of unearned income, compared to 1.33% at December 31, 2002.
    During the quarter, United's Board of Directors declared a cash dividend of 25(cents) per share, a 9% increase over the 23(cents) per share declared in the first quarter of 2002. The 2003 annualized first quarter dividend of 25(cents) per share equals $1, which would represent the 30th consecutive year of dividend increases for United shareholders.
    United recently signed a definitive merger agreement to acquire Sequoia Bancshares, Inc. of Bethesda, Maryland, with assets of approximately $547 million. The purchase price of 75% stock and 25% cash is estimated to approximate $112 million, including the value assigned to the stock options of Sequoia. United does not anticipate that the acquisition will dilute earnings in the first full year of operations. The transaction, which is expected to close during the fourth quarter of 2003, will increase United's Virginia franchise to more than $3 billion in assets. Following completion of the proposed merger with Sequoia, United will have consolidated assets of over $6.4 billion with 97 full service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. Consummation of the proposed merger is subject to certain conditions, among them, regulatory approval and approval by the shareholders of Sequoia.
    United Bankshares, with $5.8 billion in assets, presently has 85 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".

    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.


               UNITED BANKSHARES, INC. AND SUBSIDIARIES
                           FINANCIAL SUMMARY
               (In Thousands Except for Per Share Data)

                                            Three Months Ended
                                  ------------------------------------
                                     March 31    March 31   December 31
                                       2003        2002        2002
                                  ------------  ----------- ----------
EARNINGS SUMMARY:
Interest income, taxable
 equivalent                           $79,790     $88,041     $85,759
Interest expense                       29,595      34,590      31,968
Net interest income, taxable
 equivalent                            50,195      53,451      53,791
Taxable equivalent adjustment           2,566       2,803       2,670
Net interest income                    47,629      50,648      51,121
Provision for loan losses               1,455       2,227       2,212
Income from mortgage banking
 operations                            11,972       6,450      11,341
Gain (loss) on security
 transactions                             866        (304)     (1,305)
Other noninterest income               10,757       9,791      11,507
Noninterest expenses                   37,565      32,030      38,574
Income taxes                            9,661      10,507       9,325
Net income                             22,543      21,821      22,553
Cash dividends declared                10,426       9,869      10,526

PER COMMON SHARE:
Net income:
    Basic                                0.54        0.51        0.53
    Diluted                              0.53        0.50        0.53
Cash dividends declared                  0.25        0.23        0.25
Book value                              12.98       11.81       12.88
Closing market price                    27.70       29.53       29.06
Common shares outstanding:
    Actual, net of treasury
     shares                        41,744,719  42,812,217  42,031,968
    Average basic                  41,891,007  42,899,060  42,155,892
    Average diluted                42,355,229  43,548,650  42,669,955

FINANCIAL RATIOS:
Return on average assets                 1.60%       1.61%       1.55%
Return on average shareholders'
 equity                                 16.67%      17.19%      16.39%
Average equity to average assets         9.59%       9.39%       9.47%
Net interest margin                      3.76%       4.16%       3.96%

                                  March 31     March 31   December 31,
                                    2003         2002        2002
                               --------------- ----------- -----------
PERIOD END BALANCES:
Assets                             $5,816,539  $5,557,581  $5,792,019
Earning assets                      5,449,356   5,290,237   5,454,471
Loans, net of unearned income       3,495,781   3,491,455   3,573,161
Loans held for sale                   478,706     223,388     582,718
Investment securities               1,350,286   1,473,583   1,285,490
Total deposits                      3,975,954   3,818,901   3,900,848
Shareholders' equity                  541,873     505,636     541,539